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                            TRANSITION AGREEMENT

UtiliCorp United Inc., and its subsidiaries and affiliates (collectively referred to as "The Company") and Terry Westbrook ("You") agree as follows:

     1. Except as otherwise provided in this Agreement, Your employment status, pay, and benefits with The Company will end on May 19, 1997, but You may or may not be required to perform services for The Company after May 19, 1997. The Company will notify You in writing if You are needed to perform additional services at any time after May 19, 1997, and such additional services will not interfere with other employment You may obtain. If You are so notified, You agree to: a.) cooperate and assist UtiliCorp in the orderly transition of management, and b.) cooperate and assist UtiliCorp in the investigation and handling of any actual or threatened court action, arbitration, or administrative proceeding involving any matter that arose during Your employment (including, but not limited to, testifying in deposition and/or court and providing information to UtiliCorp).

     2. For the purposes of determining benefits, You shall be deemed to have voluntarily resigned from Your position. Responses to prospective employment inquiries made to The Company and any public announcement or comment by The Company concerning Your separation of employment will generally be limited to a statement that You voluntarily resigned from Your position.

     3. You are not otherwise entitled to any benefits under any policy or practice of The Company. However, in exchange for You entering into this Agreement, The Company agrees to provide You with a total severance payment of $252,281 (two hundred fifty-two thousand, two hundred eighty-one dollars), representing nine months of your regular salary. This amount, less the sum of $38,812.51 You have received from May, 19, 1997, to the date of this Agreement, will be paid commencing on the first payroll following the 8th day after You sign this Agreement and continuing thereafter until paid in full. Further, You and The Company agree The Company will deduct only required federal, state, FICA taxes, and other authorized deductions.

The Company also agrees to pay your next financial planning bill. Your current benefit coverage will terminate on May 19, 1997, except that full health coverage will continue as if you remained employed through the entire period you receive severance payments as set out herein. Your stocks options are not currently vested, therefore, they are hereby forfeited. In addition, you will receive executive level outplacement services through D.P. Baiocchi & Associates, Inc. with a maximum fee of $50,000, as well as any unused accrued vacation.

     4. In exchange for this Agreement, You (on behalf of You and anyone claiming through or on behalf of You), release The Company, and its successors and assigns, and all employees and agents from any and all claims,

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demands, and causes of action You have or may have had against any of them prior to the date You sign this Agreement, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands, and causes of action which are related to or concern: Your employment and Your termination of employment; discrimination under local, state, or federal law; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; and the Missouri Service Letter Statute..

     5. This Agreement is not admission of wrongdoing or liability by You, The Company, or any of the individuals or entities set forth in paragraph 4 above. Any and all such wrongdoing or liability is expressly denied.

     6. You represent that You have returned all The Company's files, records, documents, plans, drawings, specifications, equipment, software, pictures, videotapes, or any property or other items of The Company or concerning the business of The Company, whether prepared by You or otherwise coming into Your possession or control.

     7. You agree that You shall not at any time, except as authorized by The Company, communicate, divulge, or use for Your own benefit or for the benefit of any other person, firm, or corporation, any confidential or proprietary information concerning the Company's business, including but not limited to The Company's operations, services, materials, policies, and the manner in which they are developed, marketed, and provided, attorney-client privileged information, attorney work product-privileged information, and such other information regarded as trade secrets or confidential or proprietary information under any applicable law, regulation, rule, and/or ethical guidelines. You further agree that Your divulging any such information to competitors or other persons not in the employ of The Company would be damaging to the business and business prospects of The Company and would constitute a material breach of this Agreement.

     8. The content of this Agreement, and Your discussions with The Company pertaining to it, are confidential. You will not communicate or allow the communication in any manner with respect to the content of this Agreement, and the discussions pertaining to it, except that the Agreement may be disclosed by You to Your immediate family members, Your attorney and accountant, or to governmental taxing authorities, pursuant to an order of a court of competent Jurisdiction, or if required by applicable laws.

     9.   You received this Agreement on May 19, 1997.  You have twenty-one
(21) calendar days, after the date You receive this Agreement, within which to consider this Agreement. The Company has advised You that You may consult

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with an attorney prior to signing this Agreement.  You may revoke this
Agreement within seven (7) calendar days after You sign it. The Agreement is effective and enforceable on the eighth (8th) calendar day following the date You sign the Agreement.

     10. You acknowledge that no representations have been made to You by The Company, or their agents or legal counsel regarding the tax implication of any payments made pursuant to this Agreement. All liability for federal, state, and local taxes (including FICA) remains with You, unless otherwise agreed to in writing by The Company, and The Company shall deduct all required withholding from the consideration payable under this Agreement.

     11. This Agreement shall be subject to and construed in accordance with the laws of the State of Missouri.

     12. This Agreement contains the entire Agreement of the parties with respect to the matters contemplated by this Agreement. No change, modification, or waiver of any provision of the Agreement will be valid unless in writing and signed by the parties to be bound.

     13. You represent and agree that You freely and voluntarily executed this Agreement, that You have had the opportunity to consult with an attorney, and that no promise, inducement, or Agreement not expressed in this Agreement has been made to You by The Company.

     14. If You breach any provision of this Agreement, or if one or more provisions of paragraph 4 of this Agreement is ever determined by a court to be unenforceable, The Company, at its option, will be entitled to recover from you the entire cash portion of the severance payment previously made to You by The Company, plus The Company's costs and attorney's fees. The Company may also pursue any other available remedies. Any such legal action by The Company shall not be considered by You to be retaliatory.

     15. This Agreement is binding on and insures to the benefit of The Company's successors and assigns and Your heirs and assigns.

    7/18/97                            /s/ Terry Westbrook
____________________             ___________________________________
      Date                                 Terry Westbrook



                                 For The Company:

    7/31/97                            /s/ Leo Morton
____________________               By: _______________________________
     Date                                Leo Morton
                                         Human Resource Representative

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